Exhibit 10.1

April 4 2017

Shalabh Chandra

64 Washington Street

Exeter, New Hampshire  03833

Dear Shalabh:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation from Analogic Corporation (“Analogic” or the “Company”).

The Separation Pay described below is contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement, and your written reaffirmation (as described in Section 8 below) of the release of claims at the time your employment terminates.

1.Separation of Employment.  The last day of your employment (such date, the “Separation Date”) with the Company shall be April 28, 2017.

2.Separation Pay and Benefits.  If you do not rescind this Agreement as set forth in Section 8 below, then the Company will provide you with:

(i)

continuation of your current base salary for a period (the “Separation Period”) of thirty (30) weeks beginning on the Separation Date (the “Separation Pay”), subject to all ordinary payroll taxes and withholdings.  The first payment shall be made in the first regularly scheduled payroll following the Separation Date, provided you first have returned all Company property as required by Section 6 below;

(ii)

payment equal to the employer portion of your group health (medical, dental and vision) insurance through COBRA and payment of the employer portion of group life insurance premiums for continuing coverage during the Severance Period. Regardless of whether you execute this Agreement, you are eligible to continue receiving group medical, dental and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If you execute this Agreement, you will automatically be enrolled in COBRA.  During the Severance Period, you will receive a package from Benefit Strategies that will contain instructions on how to continue your COBRA coverage after the end of your Severance Period.  If you do not execute this Agreement, you will receive a COBRA package notifying you of your right to continue participation in the Company’s group health plans under COBRA.  If you are between the ages of 60 and 65 and have completed at least 9.5 years of service, you may, as an alternative to COBRA, continue your group health (medical and dental) plans through the Company at 50% of the total premium until you become eligible for Medicare coverage.  If you elect to continue your participation in the Company’s group health

Analogic Corporation	8 Centennial Drive, Peabody, MA 01960	978-326-4000	www.analogic.com

(medical and dental) plans, follow the instructions provided in the appropriate package for completing and returning the necessary forms within the timeframe specified in the package.  Your ability to elect to continue health insurance coverage and life insurance coverage shall be determined in accordance with the governing insurance policies.  Except as may be otherwise provided in this Agreement, your right to any and all Company benefits will terminate on the Separation Date;

(iii)

You will receive your bonus under the fiscal year 2017 Annual Incentive Program (“2017 AIP”) according to the terms of the 2017 AIP. Your “Eligible Base Earnings” will be based upon the amount of base salary payments made through Company payroll from the beginning of FY2017 through and including the Separation Date; and

(iv)

The Company will provide you with career transition services through a Company- approved provider.  The cost of providing such services shall be borne by the Company and will be available to you within a reasonable period after the Separation Date.  If you elect to use these services, you must notify the Company within 90 days after the Separation Date.

The Separation Pay and benefits as set forth in this Section 2 shall be defined in this Agreement as the “Separation Pay and Benefits”.

3.Acknowledgments.  You acknowledge and agree that:

(i)	this Agreement and the Separation Pay and Benefits are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you;
(ii)	the Separation Pay and Benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written); and
(iii)

except for (a) any vacation time accrued through the Separation Date, which shall be paid by the Company on or about the Separation Date; (b) unpaid regular wages earned through the Separation Date, which shall be paid on or about the Separation Date; (c) any vested monies due to you pursuant to the Company’s 401(k) savings plan; and (d) the equity awards described in Section 4 and benefits under the 2017 AIP described in Section 2(iii), you have been paid and provided all wages, salary, vacation pay, holiday pay, commissions, and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.

4.Equity Awards. Any vesting of outstanding equity awards to which you may be entitled will be determined in accordance with the applicable award agreement.

5.Unemployment Insurance.  You may seek unemployment benefits as a result of your separation from the Company.  Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state agency, not by the Company.  Please refer to the unemployment benefits notice attached hereto as Exhibit A.  The Company agrees that it will not contest any claim for unemployment benefits by you with the appropriate authorities.  The Company agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the separation of your employment from the Company.  Under no circumstances, however, shall the Company provide false, inaccurate, or misleading information.

6.Confidentiality; Return of Company Property; Non-Solicitation; Non-Disparagement.  You hereby covenant and agree to:

(i)

promptly return to the Company, on or before the Separation Date, all property and documents (whether in hard copy or electronic form) of the Company in your custody and possession, including without limitation any Company credit card(s), computer, keys, key cards, and vehicles;

(ii)

maintain the integrity of Company records and documents, including without limitation any records in electronic format, and any records that you developed or helped to develop during your employment with the company.  You further represent and warrant that you have not concealed, falsified, deleted, destroyed, or altered any documents, emails, or other Company records, and you represent and warrant that you have not copied any such materials without written approval from authorized personnel of the Company;

(iii)

abide by the terms of your proprietary information and invention agreement attached as Exhibit B, as well as any relevant stock awards that refer to non- compete, non-disclosure, non-solicitation, or otherwise, the terms of which are hereby incorporated into this Agreement by reference;

(iv)

abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interests of the Company;

(v)

keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant, or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law;

(vi)	for a period of one year after the Separation Date, you will not directly or indirectly:
a.

either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company (I) which were contacted, solicited, or served by the Company’s ultrasound business or the Company’s China business; or (II) with whom you had contact or about whom you had confidential information, in each case during the 12-month period prior to the Separation Date;

b.

either alone or in association with others (I) solicit, induce or attempt to induce any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (II) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during your employment with the Company; provided, however, that this clause (II) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of 60 days or longer; and

c.

not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capability or any other aspect of the business of Company. In addition, the Company will instruct its senior leadership team not to disparage you, personally or professionally.

Your breach of this Section 6 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, will entitle the Company to stop providing and/or recover any Separation Pay and Benefits.  You understand that nothing in this Agreement is designed to interfere with, restrain, or prevent employee communications protected by state or federal law, including as protected by (a) section 7 of the National Labor Relations Act (or court order), regarding wages, hours, or other terms and conditions of employment, (b) SEC Rule 21F-17, or (c) the immunity provided under 18 U.S.C. section  833(a) for confidential disclosures of trade secrets to government officials or lawyers solely for the purpose of reporting or investigating a suspected violation of law or in a sealed filing in court or other proceeding relating to such suspected violation.

7.Cooperation.

(i)

Until the Separation Date, you will not be expected to report to work, but will make yourself available to assist in the transition of your role and responsibilities upon the Company’s reasonable request.  You will not hold yourself out as an employee or agent of the Company or otherwise contact any of the Company’s actual or potential customers, employees, contractors or vendors except as agreed in advance by an authorized officer of the Company.

(ii)

After the Separation Date, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company or its successor(s), including any claim or action against its and their directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  The Company will reimburse you for any reasonable, out- of-pocket expenses that you may incur in providing such assistance, so long as you first obtain written pre-approval from the Vice President of Human Resources.

8.Release of Claims.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Separation Pay and Benefits provided for in this Agreement, you are waiving your right to assert any form of legal claim against the Company and any and all of its divisions, affiliates, and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns (the “Releasees”) of any kind whatsoever from the beginning of time through and including the Separation Date, except for claims related to the Company’s failure to perform its obligations under this Agreement.  Your waiver and release is intended to bar any form of legal claim, charge, grievance, complaint, cause of action, or any other form of action (jointly referred to as “Claims”) against the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Releasees up through and including the Separation Date.  You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Releasees from any Claims arising from or related to your employment relationship with the Company or the separation thereof, including without limitation: (a) Claims under any state (including, without limitation, Massachusetts and other state in which you worked on behalf of Analogic) or federal discrimination (including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964), fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (b) Claims under any other state (including, without limitation, Massachusetts and other state in which you worked on behalf of Analogic) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (c) Claims under any state (including, without limitation, Massachusetts and other state in which you worked on behalf of Analogic) or federal common law theory; and (d) any other Claim arising under other state or federal law.

(iii)

Because you are over 40 years of age, you have specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age.  The release set forth in this Section 8 is intended to release any rights you may have against the Company alleging discrimination on the basis of age.  Consistent with the provisions of the OWBPA, you have twenty-one (21) days to consider and accept the provisions of this Agreement.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission.  To be effective, such notice of rescission must be postmarked and sent by certified mail, return receipt requested, or delivered within the seven-day period to VP Human Resources.

(iv)

Consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

(v)

Notwithstanding anything to the contrary in this Agreement, the release in Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

(vi)

If your release of Claims pursuant to Section 8 is determined to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Separation Pay and Benefits provided for in this Agreement; or (b) enforce the portions of the Agreement found not to be unenforceable.  In the event that any other provision of this Agreement is determined to be unenforceable in whole or in part (including your release of federal age discrimination Claims) the remainder of the Agreement shall be enforced in full.

(vii)

Reaffirmation of Release of Claims.  On the Separation Date you agree to execute the affirmation attached as Exhibit C.  You also acknowledge and agree that the release of claims in Section 8 shall be fully effective in the event that you fail or refuse to execute the affirmation, but that Analogic shall have no obligation to provide you with the Separation Pay and Benefits (that otherwise would be provided under Section 2 of this Agreement) not already provided as of the Separation Date until you execute the affirmation.

9.Miscellaneous.

(i)

Except as expressly provided for herein (e.g., any agreement(s) referenced in Section 6(iii)), this Agreement supersedes any and all prior oral and/or written agreements, including any prior drafts of this Agreement, and sets forth the entire agreement between the Company and you in respect of your separation from the Company.

(ii)	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Company and you.
(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.
(iv)	This Agreement may be on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.
(v)

The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from the Company, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and/or (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given an opportunity to consult with legal counsel, and you acknowledge having done so.  By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Unless you rescind your assent as set forth in Section 8 above, this Agreement shall be effective on the eighth day following your signing of this Agreement, at which time it shall become final and binding on all parties.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to VP Human Resources at 8 Centennial Drive, Peabody, MA 01960 within the time frame set forth above.

Very truly yours,
/s/
Douglas Rosenfeld JJ Fry SVP & GC
Vice President, Global Human Resources

Accepted and Agreed To:
/s/
Shalabh Chandra
Dated: April 5 , 2017

EXHIBIT A

Unemployment Benefits

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How long does it take to process a new claim?

It takes approximately three to four weeks to process a new claim. If you are determined to be eligible for UI benefits, you will receive payments for the weeks that you are eligible, except for the first week, which is a waiting period required by Massachusetts Law.

How to request your weekly benefit payment:

Beginning on the Sunday after you apply for benefits, you must request your benefit payment (sign or certify your eligibility for UI benefits) weekly. A payment will be made to you for the previous week, after you request the benefit payment and we have determined that you are eligible. To request benefit payment:

1.	Go to www.mass.gov/dua, select UI Online for Claimants. Then log in to your account using your SSN and password that you created. Select Request Benefit Payment and answer the questions.
2.	Call the automated TeleCert service at 617-626-6338. Follow the voice prompts and answer the questions using the keypad on your phone. TeleCert is available in English and Spanish.

How to apply for benefits from out of state:

If you worked in Massachusetts and have moved to another state, you may still be eligible for benefits. This type of claim is known as an interstate claim. Interstate claims are subject to Massachusetts Law as if you were still living in the Commonwealth. You can apply for your interstate unemployment claim using UI Online or by calling the TeleClaim Center.

Need help?

If you have any questions concerning your eligibility or need assistance applying for unemployment benefits, please review the frequently asked questions on our website, www.mass.gov/dua or call the TeleClaim Center.

This pamphlet includes important information how to apply for Unemployment Insurance benefits.

Equal Opportunity Employer Program

Auxiliary aids and services are available upon request to individuals with disabilities. For hearing-impaired relay servies, call 711

www.mass.gov/dua

Form 0590-A   Rev.6-13

To Massachusetts Workers:

How to Apply for

Unemployment

Insurance Benefits

To Massachusetts Employers:

Under the state’s Employment and Training Law, you are required to give a copy of this pamphlet to each of your employees who is separated from work, permanently or temporarily. Please complete the information below:

Analogic Corporation

Employer Name

60075390
DUA Employer Account Number (EAN)

04-2454372
Federal Employer ID Number (optional)

8 Centennial Drive, Peabody, MA01960
Address (to which DUA should mail request for separation and wage information)

What is Unemployment Insurance?

Unemployment Insurance (UI) is a temporary income protection program for workers who have lost their jobs through no fault of their own, but are able to work, available for work, and looking for work. Funding for UI benefits comes from quarterly contributions paid by the state’s employers to the Department of Unemployment Assistance (DUA); no deductions are made from employees’ pay.

When should you apply for UI benefits?

If you have been separated from work, or your work schedule has been reduced, you should apply for UI benefits during your first week of total or partial unemployment. Your claim will begin on the Sunday of the calendar week in which your claim is filed. This date is known as your effective claim date. Waiting more than a full week to request benefits will delay the beginning of your claim and benefits may not be paid for the week(s) of unemployment that occurred prior to the week of filling.

How to apply for UI benefits:

We are committed to providing you with prompt and courteous service. Our goal is to ensure that you can apply for benefits quickly and efficiently. Simply follow these steps:

Be ready with the following information:

•	Social Security Number
•	Date of birth (month, day, year)
•	Home address, telephone number, and email address (if available)
•	Whether you have filed a UI claim in Massachusetts, or in any other state during the past 12 months
•

The names and addresses of all employers you have worked for during the past 15 months, and the dates you worked for each employer. If you are reopening a claim, be prepared to provide the same information for any employment you have had since your claim was last active.

•	Your Military discharge papers-from DD-214, member 4 (If you were separated from Military service with any branch of U.S. armed forces within the past 18 months)
•	If you were employed by the federal government within the past 18 months, the SF-8 and/or SF-50 form given to you by your government employer at the time of your separation
•	The reason why you are no longer working or why your hours have been reduced
•	Last day of employment
•	The names, dates of birth, and Social Security Numbers of any dependent children that you plan to claim as a dependent
•	Alien registration number of verification that you were legally eligible to work in the United States, and that you are currently eligible to begin a new job

Select the method that is most convenient for you:

There are two ways you can apply for benefits.

Apply using UI Online:

UI Online is a safe, secure, easy-to –use, self-service system. If you choose to use UI Online, you will complete the information Online and submit your application using a computer with internet access. If you do not have access to a computer, Visit your local library or One-Stop Career Center to use free, publicly-available computers.

To apply using UI Online (5.00 a.m to 10.00 p.m daily):

1.	Go to www.mass.gov/dua and select UI Online for Claimants.
2.

Then select Apply for Benefits. When you apply for benefits using UI Online for the first time, you will be asked to enter your Social Security Number (SSN), create a password, and select a security question and answer. It is important for you to remember your password and security question and answer. You will use your SSN and password to access UI Online each week to request your benefit payment. If you forget your password, you can reset it by Clicking Forgot password, answering the security question, and selecting a new password.

3.

Complete all information requested. You will receive a confirmation message after you submit your application. If your application is interrupted, you can go back and complete it before 10.00 p.m on Saturday of the same week.

Tip: Be sure to provide your telephone number and email address – it will make it easier for us to contact you if there are questions about your application.

Apply by phone using the TeleClaim Center:

To apply for benefits by phone (8:30 a.m. to 4:30 p.m. Monday through Friday):

1.	Call the TeleClaim Center toll-free at 877-626-6800: from area codes 351,413,508,774, and 978; or 617-626-6800 from any other area code.
2.	Select English or another language.
3.	Press 1- to apply for benefits. Enter your SSN and the year you were born. You will then be connected to an agent who will take the information necessary to file your claim.

Note: During peak periods from Monday through Thursday, call scheduling may be implemented providing priority for callers based on the last digit of their Social Security number. This helps ensure that everyone can get through to the TeleClaim Center in a timely manner. Please check the schedule below before calling:

If the last digit of your SSN Is:	Assigned day to call TeleClaim Is:
0,1	Monday
2,3	Tuesday
4,5,6	Wednesday
7,8,9	Thursday
Any Last digit	Friday

How to create or change your Personal Identification Number (PIN) for TeleCert:

When you apply for benefits by telephone for the first time, you will be asked to create your PIN. If you have previously created your PIN and do not remember it, or need to change your PIN, call the PIN Service Line at 617-626-6943. The PIN Service Line is available seven days a week from 5 a.m. to 10 p.m. You will need a touch-tone phone to use the PIN Service Line. Note: Please be aware that smart phones with QWERTY keyboard sometimes do not work when answering the security question. Instead, use a cellular phone or land line.

EXHIBIT B

Proprietary Inventions Agreement

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Proprietary Information and Inventions Agreement

I recognize that ANALOGIC CORPORATION, a publicly held corporation, hereinafter called “the Corporation,” is engaged in the manufacture of electronic instrumentation.

I understand that:

(a)As part of my job with the Corporation I am expected to make new contributions and inventions of value to the Corporation; and

(b)My employment creates a relationship of confidence and trust between me and the Corporation with respect to any information of a confidential or secret nature:

(i)	applicable to the business of the Corporation and its subsidiaries (if any), and
(ii)

applicable to the business of any client of the Corporation, which may be made known to me by the Corporation or its subsidiaries (if any) or by any client of the Corporation or learned by me during the period of my employment (all such information being hereinafter called “Proprietary Information”).

(c)By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques and customer lists.

In consideration of my employment or continued employment, as the case may be, and the compensation received from time to time, I hereby agree as follows:

1.At all times, both during my employment and after its termination, I will keep in confidence and trust all such Proprietary Information and I will not use such Proprietary Information other than in the course of my work for the Corporation nor disclose any of such Proprietary Information or anything relating to it without written consent of the Corporation.

2.In the event of the termination of my employment by me or by the Corporation for any reason, I will deliver to the Corporation all documents and data of any nature pertaining to my work and I shall not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

3.I will promptly disclose to the Corporation, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know-how and data, whether or not patentable, made or conceived or first reduced to practice or learned by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment.

Proprietary Information and Inventions Agreement

4.I agree that all said improvements, inventions, formulas, processes, techniques, know-how and data which are related to or useful in the business of the Corporation or its subsidiaries (if any) or of any client of the Corporation, or result from tasks assigned to me by the Corporation (hereinafter collectively called “Inventions”), shall be the sole property of the Corporation and its assigns or of its client, and the Corporation and its assigns or its client shall be the sole owner of all patents and other rights in connection therewith; provided, however, that this sentence shall not apply to improvements, inventions, formulas, processes, techniques, know-how and data which are related to or useful in the business of clients of the Corporation if the same are not related to, or useful in the performance of, contracts between the Corporation and its clients. I further agree as to all such Inventions to assist the Corporation in every proper way (but at Company’s expense) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as Corporation may desire, together with any assignments thereof to Corporation or persons designated by it and I will give testimony, both by deposition and in person in court or before any other tribunal, in any proceeding relating to the granting of a patent application, proceedings relating to the enforcement of a patent, and proceedings relating to the protection of the rights of the Corporation or persons designated by it in Proprietary Information. My obligation to assist the Corporation in obtaining and enforcing patents for such Inventions in any and all countries and in otherwise protecting rights in Proprietary Information as herein provided, shall continue beyond the termination of my employment but the Corporation shall compensate me at a reasonable rate after such termination of time actually spent by me at the Corporation’s request on such assistance and shall also reimburse me for all out-of-pocket expenses incurred by me in connection with the performance of such obligation.

5.As a matter of record I attach hereto a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment, which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I do not have such inventions and improvements at the time of signing this Agreement.

6.I represent that my performance of all the terms of this Agreement and as an employee of the Corporation does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Corporation and I agree not to enter into any agreements either written or oral in conflict herewith.

7.This Agreement shall be effective as of the first day of my employment by the Corporation; namely: Aug 1, 2010 .

8.This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Corporation, its successors and assigns.

Name:	SHALABH CHANDRA	Signature:	/s/ Shalabh Chandra
(print)
Date of Birth:	xxxxxx	Date:	6/25/2010

Witness Name:	xxxxxx	Date:	6/25/10
(print)

EXHIBIT C

I hereby reaffirm in its entirety the provisions of the Separation Agreement with Analogic Corporation, dated April       , 2017, signed by me including, without limitation, the release of claims contained in Section 8 of that Separation Agreement.

/s/ Shalabh Chandra
SHALABH CHANDRA
DATE: April 27 , 2017